Exhibit 99.2

Drake & Klein CPAs
A PCAOB Registered Accounting Firm

To the Board of Directors and
Stockholders of Rogue Paper, Inc.

We have reviewed the accompanying balance sheets of Rogue Paper, Inc. as of September 30, 2011 and December 31, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the three-month and nine months ended September 30, 2011 and the three months and the period from Inception, February 17, 2010, through September 30, 2010.  These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Drake & Klein CPAs

Clearwater, Florida
January 26, 2012

ROGUE PAPER, INC.
Balance Sheets

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS

Current assets:
Cash	$37,374	$43,613
Accounts receivable, net	81,915	764
Prepaid expenses	-	31,500
Advances to officer	1,000	-
Total current assets	120,289	75,877

Property and equipment, net	4,664	4,750

Total assets	$124,953	$80,627

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,370	$19,750
Accrued expenses	13,847	21,250
Total current liabilities	44,217	41,000

Total liabilities	44,217	41,000

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.10 par value, 250,000 shares authorized, 210,000 and 110,000 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	21,000	11,000
Common stock - $0.10 par value, 2,750,000 shares authorized, 2,039,000 and 2,000,000 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	203,900	200,000
Additional paid in capital	189,000	99,000
Accumulated deficit	(333,164)	(270,373)
Total shareholders' equity	80,736	39,627

Total liabilities and shareholders' equity	$124,953	$80,627

See accompanying notes to financial statements.

ROGUE PAPER, INC.
Statements of Operations
(Unaudited)

				For the Period
			Nine Months	February 17, 2010
	Three Months Ended		Ended	(Inception) to
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Revenues	$118,875	$26,600	$457,410	$42,600

Cost of revenues	58,534	13,163	305,690	22,780

Gross profit	60,341	13,437	151,720	19,820

Operating expenses:
Compensation	37,245	21,732	155,797	21,732
Selling, general and administrative	16,312	5,052	56,214	10,039
Research and development	-	30,219	2,500	30,219

Total operating expenses	53,557	57,003	214,511	61,990

Income (loss) before income taxes	6,784	(43,566)	(62,791)	(42,170)

Provision for income taxes	-	-	-	-

Net income (loss)	$6,784	$(43,566)	$(62,791)	$(42,170)

Net income (loss) per share -
basic and diluted	$0.00	$(0.02)	$(0.03)	$(0.03)

Weighted average number of shares
outstanding during the period -
basic and diluted	2,039,000	2,000,000	2,021,714	1,433,628

See accompanying notes to financial statements.

ROGUE PAPER, INC.
Statement of Shareholders' Equity
February 17, 2010 (Inception) through September 30, 2011

	Preferred stock		Common stock		Additional paid in	Accumulated	Total shareholders'
	Shares	Amount	Shares	Amount	capital	deficit	equity

Common stock issued to founders for cash	-	$-	2,000,000	$200,000	$-	$(190,000)	$10,000

Preferred stock issued for cash	110,000	11,000	-	-	99,000	-	110,000

Net loss for the period from February 17, 2010 (Inception) through December 31, 2010	-	-	-	-	-	(80,373)	(80,373)

Balance, December 31, 2010	110,000	11,000	2,000,000	200,000	99,000	(270,373)	39,627

Preferred stock issued for cash	100,000	10,000	-	-	90,000	-	100,000

Common stock issued to founders for services	-	-	39,000	3,900	-	-	3,900

Net loss for the nine months ended September 30, 2011 (unaudited)	-	-	-	-	-	(62,791)	(62,791)

Balance, September 30, 2010 (unaudited)	210,000	$21,000	2,039,000	$203,900	$189,000	$(333,164)	$80,736

See accompanying notes to financial statements.

ROGUE PAPER, INC.
Statements of Cash Flows
(Unaudited)

		For the Period
	Nine Months	February 17, 2010
	Ended	(Inception) to
	September 30,	September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(62,791)	$(42,170)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	823	-
Stock issued for services	3,900
Changes in operating assets and liabilities:
Accounts receivable	(81,151)	-
Prepaid expenses	31,500
Advances to officer	(1,000)	-
Accounts payable	10,620
Accrued expenses	(7,403)	-
Net cash used in operating activities	(105,502)	(42,170)

Cash flows from investing activities:
Purchase of equipment	(737)	-
Net cash flows used in investing activities	(737)	-

Cash flows from financing activities:
Proceeds from the sale of common stock	-	10,000
Proceeds from the sale of preferred stock	100,000	110,000
Net cash flows provided by financing activities	100,000	120,000

Net increase (decrease) in cash	(6,239)	77,830

Cash at beginning of period	43,613	-

Cash at end of period	$37,374	$77,830

Supplemental Disclosures of Cash Flow Information:

Cash paid during the period for:

Interest	$-	$-

Income taxes	$-	$-

See accompanying notes to financial statements.

ROGUE PAPER, INC.
Notes to Financial Statements
December 31, 2010
(Unaudited)

Note 1 – Organization

Organization

Rogue Paper, Inc. (“Rogue”) was incorporated in the State of California on February 17, 2010 to engage in the development of mobile and branded applications for major media enterprises.

On October 23, 2011, the Company and certain of its shareholders entered into a Share Exchange Agreement (the “ECDC Agreement”) with East Coast Diversified Corporation (“ECDC”), a Nevada corporation.  Pursuant to the ECDC Agreement, ECDC shall acquire fifty-one percent (51%) of the issued and outstanding shares of common stock of the Company in exchange for two million five hundred thousand (2,500,000) shares of ECDC’s Series A convertible preferred stock, par value $0.001 per share (the “Preferred Shares”).  No sooner than twelve months from the Effective Date, the Preferred Shares shall be convertible, at the option of the holder of such shares, into an aggregate of fifty million shares of ECDC’s common stock, par value $0.001 per share.

Beginning sixth months from the Effective Date, both the ECDC and holders of the Preferred Shares shall have the option to redeem any portion of such holders Preferred Shares, for cash, at a price of sixty cents ($0.60) per share.  Commencing twenty-four (24) months from the Effective Date, the holders of the remaining, unsold shares of the Company’s common stock may require the Company to redeem such shares, for cash, at a price of three cents ($0.03) per share.

As of the date of this report, the Company is a majority-owned (51%) subsidiary of East Coast Diversified Corporation.

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America (“U.S. GAAP”) for interim financial statement presentation. Accordingly, they do not include all of the information and footnotes required in annual financial statements. In the opinion of management, the unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position and results of operations and cash flows. The results of operations presented are not necessarily indicative of the results to be expected for any other interim period or for the entire year.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.  Significant estimates included in these financial statements include revenue recognition and the valuation allowance on deferred tax assets.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At September 30, 2011 and December 31, 2010, the Company had no cash equivalents.

Accounts receivable

The Company grants unsecured credit to commercial customers primarily located in the United States. Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expenses, if any. At September 30, 2011 and December 31, 2010, the allowance for doubtful accounts is $0.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure to its customers.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives of 5 years. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

From February 17, 2010 (Inception) through December 31, 2010, the Company purchased computer equipment totaling $4,871.  For the nine months ended September 30, 2011, the Company purchased equipment totaling $737.  Depreciation expense was $274 and $0 for the three months ended September 30, 2011 and 2010, respectively.  Depreciation expense was $823 and $0 for the nine months ended September 30, 2011 and for the period February 17, 2010 (Inception) through September 30, 2010, respectively.

Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 360 “Property, Plant and Equipment”. ASC 360 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimate fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

Revenue recognition

In accordance with ASC 605, Revenue Recognition, revenues are recognized using the milestone method. Adjustments to contract estimates are made in the periods in which the facts which require such revisions become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. If final total cost is anticipated to exceed the contract amount, the excess of cost over contract amount is immediately recognized as a loss on the contract.

The Company generates revenue through twoprocesses: (1) Fees for consulting services for application development provided to its customers, and (4) Revenue sharing agreements based on the revenues earned by its customers from the application developed.

•	Revenue for consulting services is recognized based on the milestone method once the milestone services have been performed.
•	Revenue from sharing agreements is recognized in the period the revenue sharing amounts have been earned.

Research and Development Costs

The Company accounts for research and development costs in accordance with ASC 730 “Research and Development”.  ASC 730 requires that research and development costs be charged to expense when incurred.  Research and development costs charged to expense were $2,500 and $30,219 for the nine months ended September 30, 2011 and for the period February 17, 2010 (Inception) through September 30, 2010, respectively.

Advertising

Advertising expenses are charged to operations as incurred.  For the nine months ended September 30, 2011 and the period February 17, 2010 (Inception) through September 30, 2010, the Company did not incur any advertising expenses.

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements and Disclosures”, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  ASC 820 states that a fair value measurement should be determined based on the assumptions the market participants would use in pricing the asset or liability.  In addition, ASC 820 specifies a hierarchy of valuation techniques based on whether the types of valuation information (“inputs”) are observable or unobservable.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The three broad levels defined by FASB ASC 820 hierarchy are as follows:

Level 1 – quoted prices for identical assets or liabilities in active markets.
Level 2 – pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date.
Level 3 – valuations derived from methods in which one or more significant inputs or significant value drivers are unobservable in the markets.

These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment to estimation. Valuations based on unobservable inputs are highly subjective and require significant judgments.  Changes in such judgments could have a material impact on fair value estimates.  In addition, since estimates are as of a specific point in time, they are susceptible to material near-term changes.  Changes in economic conditions may also dramatically affect the estimated fair values.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2011 and December 31, 2010. The respective carrying value of certain financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, advances to officer, and accounts payable.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of temporary cash investments. The Company places its temporary cash investments with financial institutions insured by the FDIC. No amounts exceeded federally insured limits as of September 30, 2011 and December 31, 2010, respectively. There have been no losses in these accounts for the nine months ended September 30, 2011 and for the period February 17, 2010 (Inception) through December 30, 2010.

Income taxes

Income taxes are accounted for under the liability method of accounting for income taxes.  Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized or the liability settled.  The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs.  Future income tax assets are recognized to the extent that they are considered more likely than not to be realized.

ASC 740 “Income Taxes” (formerly, Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” – An Interpretation of FASB Statement No. 109 (FIN 48)) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with prior literature FASB Statement No. 109, “Accounting for Income Taxes”.  This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by ASC 740 and concluded that the tax position of the Company has not met the more-likely-than-not threshold as of September 30, 2011 and December 31, 2010.

The Company's policy is to record interest and penalties on uncertain tax positions as income tax expense. As of September 30, 2011 and December 31, 2010, the Company has no accrued interest or penalties related to uncertain tax positions.

Basic and diluted loss per share

The Company computes income (loss) per share in accordance with ASC 260, “Earnings per Share”, which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations.  Basic EPS is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period.  Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method.  In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

As of September 30, 2011 and December 31, 2010, there were 210,000 and 110,000 shares of preferred stock convertible into 210,000 and 110,000 common shares, respectively.  However, these potentially dilutive shares are considered to be anti-dilutive and are therefore not included in the calculation of net loss per share.

Accounting Standards Codification

The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on September 15, 2009. At that date, the ASC became FASB’s officially recognized source of authoritative generally accepted accounting principles (“GAAP”) applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

Effect of recent accounting pronouncements

The Company reviews new accounting standards as issued. No new standards had any material effect on these financial statements. The accounting pronouncements issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these financial statements. Management does not believe any of the subsequent pronouncements will have a material effect on these financial statements as presented and does not anticipate the need for any future restatement of these financial statements because of the retro-active application of any accounting pronouncements issued subsequent to September 30, 2011 through the date these financial statements were issued.

Note 3 – Shareholders’ equity

Authorized capital

On July 28, 2010, the Company’s Board of Directors authorized to increase the Company’s authorized capital stock to 3,000,000 shares, of which 250,000 shares are authorized as “Series AA” preferred stock and 2,750,000 are shares of common stock.  Both the preferred and common stock have a par value of $0.10 per share and share equivalent voting rights.

Stock split

On July 28, 2010, the Company's Board of Directors declared a ten-to-one forward stock split of all outstanding shares of common stock.  Subsequently, on August 1, 2010, the Company's Board of Directors further declared a two-to-one forward stock split of all outstanding shares of common stock.  The effect of the stock splits increased the number of shares of common stock outstanding from 100,000 to 2,000,000 as of August 1, 2010. All common share and per common share data in these financial statements and related notes hereto have been retroactively adjusted to account for the effect of the stock splits for all periods presented prior to August 1, 2010.  The total number of authorized common shares and the par value thereof was not changed by the split.

The impact of the forward split created an increase in common stock of $190,000 and a resultant charge to the accumulated deficit at the time of the stock split.

Private offering of equity securities

On April 22, 2010, the Company issued 2,000,000 shares of common stock to its two founders for a total of $10,000 cash ($0.005 per share).

During the period from February 17, 2010 (Inception) through December 31, 2010, the Company issued 110,000 shares of preferred stock for a total of $110,000 ($1.00 per share) to various individuals in private placements.

During the nine months ended September 30, 2011, the Company issued 100,000 shares of preferred stock for a total of $100,000 ($1.00 per share) to various individuals and entities in private placements.

Stock issued for services

During the nine months ended September 30, 2011, the Company issued 39,000 shares of its common stock to various individuals for services rendered. The common stock shares were valued at the estimated cash value of the services rendered at a weighted average of $0.05 per share, resulting in an expense of $3,900 which is included in selling, general and administrative expense in the statement of operations.

Note 4 – Income taxes

No provision for income tax was made for the nine months ended September 30, 2011 or the period from February 17, 2010 (Inception) through September 30, 2010 as the Company had operating losses since inception.

A reconciliation of the expected income tax at the federal statutory rate to the actual tax expense is as follows:

		From
	Nine Months	February 17, 2010
	Ended	(Inception) to
	September 30, 2011	September 30, 2010

Expected income tax (benefit) at 34% statutory rate	$(21,000)	$(14,000)
State tax expense (benefit)	$(6,000)	$(4,000)
Change in valuation allowance	27,000	18,000

Income tax expense	$-	$-

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The components of the net deferred income tax assets are as follows:

	September 30, 2011	December 31, 2010
Deferred income tax assets:

Net operating loss carry forwards	$61,000	$34,000
Valuation allowance	(61,000)	(34,000)

Net deferred income tax assets	$-	$-

The Company has established a full valuation allowance on its deferred tax asset because of a lack of sufficient positive evidence to support its realization.  The valuation allowance increased by $27,000 for the nine months ended September 30, 2011 and increased by $18,000 for the period from February 17, 2010 (Inception) through September 30, 2010.

Federal and state net operating losses carried forward and available to offset future income tax at September 30, 2011 are approximately $143,000.  The operating losses begin to expire in 2030.

Use of the Company's net operating loss carryforwards will be limited if a cumulative change in ownership of more than 50% occurs within any three year period.  The Company believes this has occurred as of October 2011.  The calculation limiting the use has not been completed.

Note 5 – Commitments and contingencies

The Company leases office space in San Francisco, California on a month-to-month, as needed basis.  Rent expense was $5,230 and $907 for the nine months ended September 30, 2011 and for the period from February 17, 2010 (Inception) through September 30, 2010, respectively.

Note 6 – Subsequent events

On October 23, 2011, the Company and certain of its shareholders entered into a Share Exchange Agreement (the “ECDC Agreement”) with East Coast Diversified Corporation (“ECDC”), a Nevada corporation.  Pursuant to the ECDC Agreement, ECDC shall acquire fifty-one percent (51%) of the issued and outstanding shares of common stock of the Company in exchange for two million five hundred thousand (2,500,000) shares of ECDC’s Series A convertible preferred stock, par value $0.001 per share (the “Preferred Shares”).  No sooner than twelve months from the Effective Date, the Preferred Shares shall be convertible, at the option of the holder of such shares, into an aggregate of fifty million shares of ECDC’s common stock, par value $0.001 per share.

Beginning sixth months from the Effective Date, both the ECDC and holders of the Preferred Shares shall have the option to redeem any portion of such holders Preferred Shares, for cash, at a price of sixty cents ($0.60) per share.  Commencing twenty-four (24) months from the Effective Date, the holders of the remaining, unsold shares of the Company’s common stock may require the Company to redeem such shares, for cash, at a price of three cents ($0.03) per share.

On October 23, 2011, the holders of 210,000 shares of the Company’s preferred stock elected to convert their preferred shares into an aggregate of 240,868 shares of the Company’s common stock at a rate of 1.15 common share for each preferred share.

As of the date of this report, the Company is a majority-owned (51%) subsidiary of East Coast Diversified Corporation.

The Company has evaluated subsequent events through the date the financial statements were issued. The Company has determined that there are no other events that warrant disclosure or recognition in the financial statements.